	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2006 FIRST QUARTER RESULTS

SEGUIN, Texas, May 3, 2006 - Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2006.

Net sales for the first quarter increased 14% to $104.4 million compared to $91.3 million for the same period last year.  Net sales for the first quarter of 2006 include Spearhead Machinery Limited, which was acquired on February 14, 2005, and Gradall Industries, which was acquired on February 3, 2006.  Excluding revenues related to these acquisitions, net sales for the first quarter of 2006 would have been $87.8 million, or 4% below the prior year period.

Net income for the quarter was $1.9 million, or $0.20 per diluted share, compared with $2.6 million, or $0.26 per diluted share, in the prior year period, a decrease of 25%.  In the first quarter of 2006 Alamo Group adopted FAS123R, the new regulation related to expensing of Stock Options, which reduced Alamo's earnings per share by just under one cent.

North American Agricultural Division sales decreased 17% to $29.1 million from $34.9 million for the first quarter of 2005.  The Division was affected by softer market conditions, a trend which the Company began to experience in the fourth quarter of 2005.  This resulted in lower pre-season orders, which typically constitute the bulk of sales in the first quarter in this segment.

North American Industrial Division sales of $47.1 million were up 64% compared to $28.7 million in the first quarter of 2005.  While all units in this Division experienced internal growth, the majority of the sales increase for the quarter came from the acquisition of Gradall, which accounted for 82% of the growth.

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Alamo's European Division sales for the quarter were up 2% to $28.2 million from $27.7 million in the first quarter of 2005, reflecting the contributions of the Spearhead acquisition.  Internal sales without Spearhead were down 4%, reflecting generally weak conditions in the Western European agricultural sector.

Alamo Group's President and Chief Executive Officer, Ron Robinson, commented, "Our first quarter results were in line with our expectations.  The major area of weakness was our North American Agricultural Division, which has been affected by generally soft market conditions caused by a combination of factors, including higher fuel prices and drought conditions in parts of the U.S.  This caused some reluctance on the part of dealers to increase inventories in the first quarter in anticipation of demand for wholegoods and parts in the main selling seasons of the second and third quarters.  Our results were also impacted by the consolidation efforts underway in this Division as we close our Holton, Kansas facility and move this production to our Gibson City, Illinois plant.  This move, which we announced in December of 2005, should be complete by the end of the second quarter of 2006 and should have a very positive effect on our results beginning in the third quarter of this year and annual cost savings of about $3 million beginning in 2007.  We are also optimistic that sales in this sector should begin to improve in the second quarter as dealers begin to replenish their inventories."

"Our North American Industrial Division had internal sales growth of 11% compared to the first quarter of 2005.  Both our mowing and sweeping products in this sector showed improvement, reflecting generally stronger market conditions for governmental customers.  We believe this trend will continue to benefit the Company throughout 2006.  However, the majority of the growth in this Division came from the acquisition of Gradall in February of this year.  We continue to focus on integration initiatives relative to this addition.  We are pleased with our progress so far, and confident that Gradall will be a major contributor to our growth in sales and earnings in 2006 and beyond."

"Alamo's European Division generally held its own despite weak market conditions.  This trend, which began last year, has been exacerbated by changes in government sponsored agricultural programs in European Union countries that has led to delays in payments to farmers and created an air of uncertainty.  We have also been affected by changes in regulations that affect hedge cutting, which reduce the number of months when cutting is allowed and could cause a shift in the seasonality of demand for our products used in these applications."

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ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2006	Page 3

"Despite the soft market conditions in both our European and North American agricultural sectors, we remain optimistic and with the consolidation efforts in our Agricultural Division, improved conditions in our Industrial Division and contributions from Gradall, we still believe we will have record sales and earnings in 2006 as previously indicated."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, snowblowers, pothole patchers, excavators, agricultural implements and related after market parts and services. The Company, founded in 1969, has over 2,290 employees and operates fourteen plants in North America, Europe and Australia as of March 2006.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2006	Page 4

ALAMO GROUP REPORTS 2006 FIRST QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/06	3/31/05
North American
Agricultural	$29,112	$34,886
Industrial	47,056	28,711
European	28,217	27,696
Total Sales	104,385	91,293

Cost of sales	84,831	72,407
Gross margin	19,554	18,886
	18.7%	20.7%

Operating Expenses	15,356	14,443
Income from Operations	4,198	4,443
	4.0%	4.9%

Interest Expense	(1,414)	(594)
Interest Income	183	225
Other Income (Expense)	2	77

Income before income taxes	2,969	4,151
Provision for income taxes	1,027	1,578

Net Income	$1,942	$2,573

Net income per common share:
Basic	$0.20	$0.26

Diluted	$0.20	$0.26

Average common shares:
Basic	9,750	9,743

Diluted	9,925	9,933

Summary Balance Sheet Data

	3/31/06	3/31/05
Receivables	119,965	107,755
Inventories	109,144	81,673
Current Liabilities	82,038	56,143
Long Term Debt	85,327	54,948
Equity	165,539	161,412